For Immediate Release	Contact Information
Thursday, November 29, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Provides Independent Engineering Assessment
Of the Contingent Resources of the Maverick County Basin Tar Sands

SAN ANTONIO - Nov. 29, 2007 - TXCO Resources Inc. (NASDAQ:TXCO) today announced that it retained DeGolyer and MacNaughton (D&M), the Company’s current independent reservoir engineering firm, to prepare a contingent resources report to confirm the Company’s internal estimates of its Maverick Basin tar sands project. The contingent resources of TXCO’s San Miguel tar sands were evaluated by D&M using probabilistic analysis of certain parameters related to the quantity of petroleum present and recoverable in discovered accumulations.

Contingent resources are defined in accordance with the Petroleum Resources Management System approved in February 2007 by the Society of Petroleum Engineers, the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers. The discovered accumulations may be developed in the future depending on economic and market conditions, additional well data, or seismic information.

TXCO Resources’ Working Interest Share of San Miguel Tar Sand Contingent Resources,
Potentially Recoverable from Known Accumulations - Maverick County, Texas
Formation	Low Estimate	Median Estimate	High Estimate	Best Estimate
San Miguel	163.7 MMBbl	562.7 MMBbl	1,197.3 MMBbl	634.5 MMBbl

Total San Miguel Tar Sand Contingent Resources Original Oil in Place for Entire Field
	Low Estimate	Median Estimate	High Estimate	Best Estimate
Total OOIP	4,680.8 MMBbl	6,951.3 MMBbl	10,251.7 MMBbl	7,244.7 MMBbl

About the Contingent Resources Report
The contingent resource estimates in the report to TXCO are provided as a means of comparison to other contingent resources and do not provide a means of direct comparison to the Company’s total proved reserves. Further, contingent resources may include accumulations where future recovery is dependent on the development of new technology, or where evaluation of the accumulation is still at an early stage.

The estimates of potentially recoverable petroleum resources in the report are expressed using the terms low estimate, median estimate, best estimate, and high estimate to reflect the range of uncertainty.

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The “low estimate” reported is the P90 quantity derived from the probabilistic analysis. This means that there is at least a 90 percent probability that, assuming the accumulation is discovered and developed, the quantities actually recovered will equal or exceed the low estimate.

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The “median estimate” is the P50 quantity derived from probabilistic analysis. This means that there is at least a 50 percent probability that, assuming the accumulation is discovered and developed, the quantities actually recovered will equal or exceed the median estimate.

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The “high estimate” is the P10 quantity derived from the probabilistic analysis. This means that there is at least a 10 percent probability that, assuming the accumulation is discovered and developed, the quantities actually recovered will equal or exceed the high estimate.

•	The “best estimate” is the expected value, an outcome of the probabilistic analysis.

The contingent resource estimated in the report is defined as that quantity of oil estimated on a given date to be potentially recoverable from known accumulations but is not currently economic. There is no certainty that it will be economically viable or technically feasible to produce any portion of the resource. Because of the uncertainty of commerciality, the contingent resources estimated cannot be classified as reserves. TXCO believes that these contingent resources are not known to be economic at the present time of its exploration and development work; however, TXCO believes that there is a market for these resources.

DeGolyer and MacNaughton is a worldwide petroleum engineering firm that performs a variety of services to the upstream petroleum industry including the evaluation of hydrocarbon potential of exploration areas, the estimation and classification of reserves and the verification of hydrocarbon reserves.

San Miguel Project Update

The Company has two pilot projects in various stages of exploration and development on its San Miguel tar sand project. On pilot number one, bottom hole temperatures have increased to approximately 365° F after three cycles. TXCO is preparing to start steam injection for a fourth cycle this week. Meanwhile, reservoir modeling programs are being fine tuned to determine optimal well placement for expanding the existing pilot using new, horizontal wells. Additional steam generation equipment for the expansion should be delivered by mid-January 2008.

Work is progressing on the design of the second tar sand pilot. Initial drilling activities have been scheduled in coordination with expected deliveries of two additional 50 MMBtu steam generators during the second quarter of 2008. This pilot will replicate the fracture-assisted steamflood technology (FAST) recovery method Conoco employed successfully on the San Miguel tar deposit in the early 1980s, recovering more than 300,000 barrels, or 50 percent of the original oil in place.

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As operator and 50 percent working interest owner, TXCO estimates its net cost for drilling and equipping the pilots will be approximately $10 million through mid 2008.

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO’s business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol “TXCO.”

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company’s operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the quarter ended Sept. 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s Web site at www.txco.com. Copies are available without charge, upon request from the Company.